Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Anthony Sanzio (Media)
(856) 968-4390
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081

CAMPBELL COMPLETES ACQUISITION

OF BOLTHOUSE FARMS

CAMDEN, N.J. Aug. 6, 2012—Campbell Soup Company (NYSE: CPB) today announced it has completed the acquisition of Bolthouse Farms from a fund managed by Madison Dearborn Partners, LLC, a private equity firm, for $1.55 billion in cash. Campbell funded the acquisition through a combination of short- and long-term borrowings.

Headquartered in Bakersfield, Calif., Bolthouse is a vertically integrated food and beverage company focused on developing, manufacturing and marketing proprietary, high value-added natural, healthy products. The company has leading market positions in fresh carrots and super-premium beverages in the U.S., along with a growing presence in refrigerated salad dressings. Bolthouse employs about 2,100 people.

Denise Morrison, Campbell’s President and Chief Executive Officer, said, “We have acquired a terrific business that is a good strategic fit with Campbell’s existing portfolio and growth strategies. Bolthouse Farms has exceptional employees and fantastic products. This gives Campbell one of the leading positions in both the fast-growing packaged fresh food market and in healthy beverages and provides us with an opportunity to expand into adjacent segments that leverage exciting consumer trends.”

Campbell will operate Bolthouse as a separate business unit. Members of Bolthouse Farm’s senior management team will continue to lead the business, with Jeff Dunn, President, Bolthouse Farms, reporting directly to Morrison.

About Campbell Soup Company

Campbell Soup Company is a global manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell’s,” “Pepperidge

Farm,” “Arnott’s” and “V8.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoup.com.

Forward-Looking Statements

This release contains “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make on the expected impact of the Bolthouse acquisition. Forward-looking statements are based on our current expectations and assumptions regarding our business, our industry and other future conditions. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include our ability to realize the anticipated benefits from the Bolthouse acquisition and the other factors described in “Risk Factors” in the company’s most recent Form 10-K and subsequent SEC filings. We undertake no obligation to update these statements to reflect new information or future events.

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